EXHIBIT 5.1
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone 650-493-9300     Facsimile 650-493-6811
May 14, 2008
Actel Corporation
2061 Stierlin Court
Mountain View, CA 94043-4655
     Re:     Registration Statement on Form S-8
Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 14, 2008 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 895,816 shares of your Common Stock, $0.001 par value per share (the “Shares”), which may be issued pursuant to the 1986 Equity Incentive Plan, as amended and restated effective January 31, 2008 (the “1986 Plan”).
     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1986 Plan.
     It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the 1986 Plan and pursuant to the agreements that accompany the 1986 Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described under the Plan and the agreements that accompany the 1986 Plan, will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati